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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 15


            Certification and Notice of Termination of Registration
         under Section 12(g) of the Securities Exchange Act of 1934 or
                       Suspension of Duty to File Reports
       under Sections 13 and 15(d) of the Securities Exchange Act of 1934


                         Commission File Number 1-6981


                         NATIONAL EDUCATION CORPORATION
             (Exact name of registrant as specified in its charter)


                               27 BOYLSTON STREET
                       CHESTNUT HILL, MASSACHUSETTS 02167
                                 (617) 232-8200
    (Address, including zip code, and telephone number, including area code, of registrant's principal offices)


                     COMMON STOCK, PAR VALUE $.01 PER SHARE
              6 1/2% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2011
            (Title of each class of securities covered by this Form)


                                      NONE
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)  [X]          Rule 12h-3(b)(1)(ii) [ ]
           Rule 12g-4(a)(1)(ii) [ ]
           Rule 12g-4(a)(2)(i)  [ ]          Rule 12h-3(b)(2)(i)  [ ]
           Rule 12g-4(a)(2)(ii) [ ]          Rule 12h-3(b)(2)(ii) [ ]
           Rule 12h-3(b)(1)(i)  [X]          Rule 15d-6           [ ]


Approximate number of holders of record as of the certification or notice date:
                 Common Stock: 1
                 6.5% Convertible Subordinated Debentures: 125


        Pursuant to the requirements of the Securities Exchange Act of 1934, National Education Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE: July 22, 1997                           By: /s/    JOHN R. COOK
                                                  -------------------------
                                                  Name:  John R. Cook
                                                  Title: Vice President